EXHIBIT 5.1

May 30, 2018

Nordstrom, Inc.
1617 Sixth Avenue, 6th Floor
Seattle, Washington 98101
Re:    Registration Statement on Form S-8
Dear Nordstrom, Inc.:

We have acted as counsel for Nordstrom, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 6,200,000 shares of Common Stock (the “Shares”) issuable under the Nordstrom, Inc. 2010 Equity Incentive Plan as Amended and Restated February 16, 2017 (the “Plan”).
We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all documents presented to us as originals, the conformity with originals of all documents presented to us as copies and the genuineness of all signatures. In connection with this letter, we have concerned ourselves solely with the application of the laws of the State of Washington and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.
Subject to the foregoing and in reliance thereon, we are of the opinion that, upon the issuance of the Shares in accordance with the terms of the Plan, and subject to the Company complying with the terms of the Plan, including, without limitation, receipt of legal consideration in exchange for the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Washington Business Corporation Act.
The opinions contained in this letter are given as of the date hereof and has been prepared for use in connection with the Registration Statement. We render no opinion as to any matter brought to our attention subsequent to the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LANE POWELL PC
Lane Powell PC